EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated June 18, 2010 and June 30, 2011 with respect to the financial statements and supplemental schedules included in the Annual Reports on Form 11-K for the years ended December 31, 2009 and 2010, respectively, of the Colgate-Palmolive Company Employees Savings and Investment Plan, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports.

/s/ Grant Thornton LLP

New York, New York
June 30, 2011